Exhibit 99.12

Avocent Acquires Touchpaper and Ergo 2000, in a Strategic Move to Bolster Its Desktop to Data Center Solutions

Move to Expand Avocent’s Leadership in IT Operations Management

HUNTSVILLE, Ala.--(BUSINESS WIRE)--Avocent Corporation (NASDAQ: AVCT) today announced that it has completed the acquisition of Touchpaper Group Limited, a privately held provider of IT business management solutions based in Woking, U.K., for approximately £23 million (approximately $45 million). Avocent also announced that it has signed a definitive agreement to acquire the assets and liabilities of Ergo 2000, Inc., a privately held provider of rack-mounted LCD consoles based in Fullerton, California, for approximately $27.5 million.

Touchpaper had revenues of approximately £17.5 million (approximately $34 million) in 2007, and Ergo 2000 had revenues of approximately $33 million in 2007. Avocent expects that the Ergo 2000 acquisition will close later this quarter and that each will be accretive to operational earnings per share in 2008. These acquisitions are part of an ongoing, larger strategy to invest in and enhance Avocent product offerings in IT Operations Management.

“With these acquisitions, Avocent continues to expand the IT Operations Management solutions that reach from the desktop to the data center,” said Avocent Interim CEO Edwin L. Harper. “The Touchpaper technology has been integrated into the Avocent LANDesk Service Desk product for nearly two years. This acquisition will broaden our desktop management solutions as well as fully integrate with our existing data center solutions,” Harper continued.

“Both acquisitions deliver on Avocent’s promise to help IT operations handle and simplify the growing complexity of managing data center and desktop assets in today’s organizations,” added Harper. “Avocent has taken an aggressive position in delivering the framework and toolsets necessary for enterprises to realize a solid ROI on their IT investment,” he said.

In acquiring Touchpaper, Avocent further extends its portfolio of incident management, problem management, and service desk capabilities. Today, Avocent’s use of Touchpaper technology enables service desk technicians to consolidate call logging, problem management, configuration management and change management into a single application that greatly smoothes the process of trouble ticketing for customers.

“As a global provider of relocation services, we rely on Avocent’s technology to enable our IT personnel to be proactive and more productive when handling service desk requests,” said Joseph Leyva, Service Desk Supervisor of Graebel Companies. “By integrating service desk technology with IT best practices, such as ITIL (IT Infrastructure Library), we can resolve problems efficiently and stay focused on our core business.”

Avocent plans to integrate Touchpaper technology with its management software and platforms to bring service desk functionality to data centers, enabling a tighter coupling of service management into IT Operations Management.

With the acquisition of the assets of Ergo 2000, Avocent further expands its portfolio of advanced rack management products, an important component of IT Operations Management in the data center. Ergo 2000 reduces the time and cost of diagnosis and remediation of problems in the data center through the use of an LCD rack-based console that can enhance switch capability and provide a means for spotting problems with any servers in the rack and quickly resolving them before they can cause system downtime. Ergo 2000’s product portfolio aligns well with Avocent’s market-leading console switching products and will contribute revenue growth opportunity for both OEM and branded customers.

"Today's organizations are trying to keep up with the continuous pace of technology change and growing business requirements. The importance of management technologies to monitor and manage the wide array of hardware and software systems deployed in the enterprise has increased steadily,” said Natalie Lambert, Senior Analyst at Forrester Research, in the November 2007 report Topic Overview: IT Management Software. "Meanwhile, the increased attention being paid to governance, compliance, and financial responsibility leads firms to rethink their approach to IT management — shifting from the management of devices on the network to a more holistic focus on automating IT processes and delivering IT services back to the business."

The acquisitions allow Avocent to help its enterprise customers simplify the challenges of managing ever-increasing infrastructure complexity – from the desktop to the data center – by providing an end-to-end IT Operations Management framework.

The purchases will be funded from Avocent’s cash and line of credit.

Conference Call and Additional Information

Avocent will host a conference call and live webcast today at 8:00 a.m. CT (9:00 a.m. ET) to discuss these acquisitions.

A simulcast of the conference call will be available online at www.avocent.com under the investor relations' tab as well as http://ir.avocent.com/. The online replay will be available on the Company's web site for approximately 30 days.

About Avocent Corporation

Avocent delivers IT operations management solutions that reduce operating costs, simplify management and increase the availability of critical IT environments 24/7 via integrated, centralized software. Additional information is available at www.avocent.com.

Forward-looking Statements

This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. These include statements regarding the likelihood and timing of the expected closing of the Ergo 2000 acquisition, the expected impact of the acquisitions on Avocent’s operational earnings per share in 2008, Avocent’s strategy to invest in and enhance products in IT Operations Management, and the integration of the two companies and their assets and technologies into Avocent and its products and technologies. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made, including the risks associated with the closing of the transactions and the acquisition and subsequent integration of the Ergo 2000 and Touchpaper businesses and technologies, risks associated with general economic conditions, risks attributable to future product demand, sales, and expenses, risks associated with acquisitions and acquisition integration, risks associated with product design efforts and the introduction of new products and technologies, and risks associated with obtaining and protecting intellectual property rights. Other factors that could cause operating and financial results to differ are described in our annual report on Form 10-K filed with the Securities and Exchange Commission on February 21, 2008. Other risks may be detailed from time to time in reports to be filed with the SEC. Avocent does not undertake any obligation to publicly update its forward-looking statements based on events or circumstances after the date hereof.

CONTACT:
Avocent Corporation
Media Contacts:
Marianne Higgins, 256-217-1221
marianne.higgins@avocent.com
or
Trainer Communications
Gary Good, 707-837-1718
avo@trainercomm.com
or
Financial & Investor Relations Contacts:
Everett Brooks, 256-217-1104
VP of Investor Relations
or
Edward H. Blankenship, 256-217-1301
Chief Financial Officer